Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-11894, 333-13268, 333-105473, 333-144825, 333-160330, 333-170676, 333-190437, 333-210438 and 333-230388) and our Registration Statement on Form F-3ASR (No. 333-238867) of our reports dated April 28, 2022, with respect to the consolidated financial statements of AudioCodes Ltd., and the effectiveness of internal control over financial reporting of AudioCodes Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2021.

Date: April 28, 2022	/s/ KOST, FORER, GABBAY AND KASIERER
KOST, FORER, GABBAY AND KASIERER
A member of Ernst & Young Global